As filed with the Securities and Exchange Commission on September 5, 2006
Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement
Under
The Securities Act of 1933
FENTURA FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Michigan	38-2806518
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
One Fenton Square, P.O. Box 725
Fenton, Michigan 48430-0725
(Address of principal executive offices, including zip code)
FENTURA FINANCIAL, INC.
1996 Employee Stock Option Plan
(Full title of the plan)

With a copy to:
Donald L. Grill	Timothy E. Kraepel
President and Chief Executive Officer	Howard & Howard Attorneys, P.C.
Fentura Financial, Inc.	The Pinehurst Office Center, Suite 101
One Fenton Square, P.O. Box 725	39400 Woodward Avenue
Fenton, Michigan 48430-0725	Bloomfield Hills, Michigan 48304-5151
(Name and address of agent for service)	(248) 645-1483
(810) 750-8725
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum
	to be	offering price	aggregate
	registered	per share	offering price	Amount of
Title of Securities to be Registered	(1)	(2)	(2)	Registration fee
Common Stock	85,622	$33.60	$2,876,899	$307.83

(1)	Plus, pursuant to Rule 416, an indeterminate number of additional shares as may be issuable in the event of an adjustment as a result of an increase in the number of issued shares of Registrant’s Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments as provided in the above-referenced 1996 Employee Stock Option Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) based on the $33.60 average of the closing bid and asked prices of Registrant’s Common Stock on the OTC Bulletin Board on August 28, 2006.

PART I.
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*

*  Information required by Part I to be contained in this Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I on Form S-8.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 000-50301) are incorporated in this Registration Statement by reference:
          (1) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005;
          (2) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;
          (3) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2005;
          (4) the information contained in the Registrant’s definitive Proxy Statement filed with the Commission on March 22, 2006 relating to its 2006 Annual Meeting of Shareholders (with the exception of the compensation committee report, the audit committee report, and the performance graph which are not incorporated by reference); and
          (5) the description of Registrant’s Common Stock which is contained in Registrant’s Registration Statement on Form 10-SB filed with the Commission on March 3, 1994, including any amendments or reports filed for the purpose of updating such description.
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities
                    Not applicable.
Item 5. Interests of Named Experts and Counsel
                    Not applicable.
Item 6. Indemnification of Directors and Officers
          The Bylaws of Fentura Financial, Inc. (“Corporation”) provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”). Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in a good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.
     In addition to the available indemnification referenced above, the Corporation’s Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by the Corporation or its shareholders resulting from certain negligent acts or omissions.
     Under an insurance policy maintained by the Corporation, the directors and officers of the Corporation are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.
Item 7. Exemption from Registration Claimed
                    Not applicable.

Item 8. Exhibits
          The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit index filed as part of this Registration Statement.
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fenton, State of Michigan, on September 1, 2006.

FENTURA FINANCIAL, INC. (Registrant)
By:	/s/Donald L. Grill
Donald L. Grill
President, Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/Douglas J. Kelley
Douglas J. Kelley
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Donald L. Grill Donald L. Grill	President, Chief Executive Officer (Principal Executive Officer) and Director	September 1, 2006

** Forrest A. Shook	Chairman of the Board and Director	September 1, 2006

** Thomas P. McKenney	Vice Chairman of the Board and Director	September 1, 2006

** Kenneth R. Elston	Director	September 1, 2006

** J. David Karr	Director	September 1, 2006

** Thomas L. Miller	Director	September 1, 2006

Signature	Title	Date

** Brian P. Petty	Director	September 1, 2006

** Ian W. Schonsheck	Director	September 1, 2006

**By:	/s/Donald L. Grill
Donald L. Grill
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Howard & Howard Attorneys, P.C.

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Howard & Howard Attorneys, P.C. (contained in their opinion filed as Exhibit 5.1).

24	Power of Attorney